FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
May 5, 2022		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Third Quarter Net Income Nearly Doubles on 16% Sales Increase

Milwaukee, Wisconsin: Koss Corporation (NASDAQ: KOSS) (the “Company”), the U.S. based high-fidelity headphone company, has reported its results for the third quarter ended March  31, 2022.

Sales for the third fiscal quarter were $4,634,552, which is a 16.2%  increase from sales of $3,987,452 for the same three-month period one year ago. The three-month net income was $403,204, compared to a  net loss of $474,168 for the third fiscal quarter in the prior year. Diluted income per common share for the quarter was $0.04 compared to a  diluted loss per common share of $0.06 for the three-month period one year ago.

Sales for the nine months ended March 31, 2022 decreased 5% from $14,125,537 in the same period in the prior year to $13,415,506 in the current year. The nine-month net income was $882,814 compared to net income of $161,651 for the same period in the prior year. Diluted income per common share was $0.09 for the nine months ended March 31, 2022 compared to income per common share of $0.02 for the same nine-month period one year ago.

"The  year over year decline in sales was a result of lower sales to certain domestic distributors and the complete withdrawal of  a non-branded model from a single US mass retailer. Direct-to Consumer (DTC) sales continue to grow following a  shift in the business away from ‘brick and mortar’ retail stores to more consumer direct, online selling,” Michael J. Koss, Chairman and CEO, said today. "While sales to European distributors have exceeded the first three quarters of the prior year, the export gains were offset by a contraction in sales to distributors in Asia.”

“Gross margin improvement for the three and nine months ended March 31, 2022 can be attributed to last year’s shift away from traditional mass retail stores which has resulted in a more favorable mix of product within growing market classes”, Koss continued. “Inconsistent worldwide response to the persistence of COVID-19 and the war in Eastern Europe continued to cause disruptions in the supply chain and exacerbate the negative impact the current administration’s policy has had on energy costs.” These political factors are offsetting some of the company’s gross margin favorability. While the increased energy costs are expected to linger and inflate our material costs, the company has continued to make an investment in its finished goods inventory and utilized a freight forwarding partner to secure some improvement in the quarter’s freight rates.”

About Koss Corporation

 Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, the impacts of the COVID-19 pandemic, geopolitical instability and war, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2022	2021	2022	2021
Net sales	$4,634,552	$3,987,452	$13,415,506	$14,125,537
Cost of goods sold	2,671,336	2,569,900	8,320,759	9,453,860
Gross profit	1,963,216	1,417,552	5,094,747	4,671,677

Selling, general and administrative expenses	1,566,430	2,271,615	4,576,521	5,393,211

Income (loss) from operations	396,786	(854,063)	518,226	(721,534)

Other income	6,415	378,805	362,389	885,505
Interest income	3,578	1,139	7,837	1,748

Income (loss) before income tax provision	406,779	(474,119)	888,452	165,719

Income tax provision	3,575	49	5,638	4,068

Net income (loss)	$403,204	$(474,168)	$882,814	$161,651

Income (loss) per common share:
Basic	$0.04	$(0.06)	$0.10	$0.02
Diluted	$0.04	$(0.06)	$0.09	$0.02

Weighted-average number of shares:
Basic	9,147,795	8,100,730	9,044,532	7,633,722
Diluted	9,888,083	8,100,730	10,024,473	9,188,002